Exhibit 99.1

BioTime, Inc.
6121 Hollis Street
Emeryville, CA 94608
Tel: 510-350-2940
Fax: 510-350-2948
www.biotimeinc.com
For Further Information:
Judith Segall (510) 350-2940

FOR IMMEDIATE RELEASE
May 16, 2007

BIOTIME ANNOUNCES RESULTS FOR FIRST QUARTER 2007

EMERYVILLE, CA, May 16, 2007 - BioTime, Inc. (OTCBB: BTIM) today announced financial results for the first quarter ended March 31, 2007.

Royalty revenues from Hextend® sales remained relatively unchanged at $199,264 for the first quarter of 2007, compared with $205,940 during the same period last year. BioTime recognizes royalty revenues in the quarter in which sales reports are received, rather than the quarter in which the sales took place. Therefore, revenues for the three months ended March 31, 2007 included royalties on sales made by Hospira during the three months ended December 31, 2006.

During May 2007, BioTime expects to receive $163,676 in royalties on Hextend sales by Hospira, Inc. that occurred during the period January 1 through March 31, 2007. This revenue will be reflected in BioTime’s financial statements for the second quarter of 2007. Royalties earned during that period increased by 64% from $99,957 earned during the same period of 2006. This increase is primarily due to an increase in sales to the U.S. government. While hospital sales continue to increase, government sales are spreading beyond sales to the U.S. Armed Forces, where Hextend is part of the Tactical Combat Casualty Protocol.

License revenue increased to $46,434 for the first quarter of 2007, from $35,802 during the same period last year. Most of the increase in revenue for the quarter consists of license fees received from CJ Corp. and Summit Pharmaceuticals International Corporation during prior accounting periods that were reflected as deferred revenues on BioTime’s balance sheet. BioTime amortizes those license fees and recognizes them as current revenues over the expected life of the patents related to the applicable license.

BioTime's total quarterly revenue, including both royalty income and revenue recognition of deferred license fees, increased to $245,698 for the first quarter of 2007, from $241,742 for the same period last year.

BioTime reported a net loss of $(553,862), or $(0.02) per basic and diluted share, for the three months ended March 31, 2007, compared to a net loss of $(478,187), or $(0.02) per basic and diluted share, for the three months ended March 31, 2006.

Cash and cash equivalents totaled $277,280 at March 31, 2007, compared with $1,089,146 at March 31, 2006. Total shareholders' deficit was $(2,372,548) at March 31, 2007, compared with total shareholders' deficit of $(624,414) at March 31, 2006. At March 31, 2007, we had lines of credit for $573,600, from which $100,000 had been drawn at March 31, 2007. We drew an additional $200,000 on one of our lines of credit during April 2007. BioTime will need to obtain additional equity capital or licensing fees, which may include reimbursement of the cost of developing PentaLyte®, during 2007 to finance its current operations because its current lines of credit and royalty revenues are not sufficient to fund anticipated operating expenses beyond September 30, 2007.

BioTime has completed a clinical study report on the results of its Phase II clinical trial of PentaLyte in which PentaLyte was used as a plasma volume expander in cardiac surgery. BioTime plans to use this report in seeking licensing arrangements for PentaLyte with pharmaceutical companies in the United States and abroad.

BioTime, Inc.

About BioTime, Inc.

BioTime, headquartered in Emeryville, California, develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, organ preservation solutions and technology for use in surgery, emergency trauma treatment and other applications. BioTime’s lead product Hextend is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ Corp. under exclusive licensing agreements. Information about BioTime can be found on the web at www.biotimeinc.com.

Hextend®, PentaLyte®, and HetaCool® are registered trademarks of BioTime, Inc.

Forward Looking Statements

The matters discussed in this press release include forward-looking statements which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated. Such risks and uncertainties include but are not limited to the results of clinical trials of BioTime products; the ability of BioTime and its licensees to obtain additional FDA and foreign regulatory approval to market BioTime products; competition from products manufactured and sold or being developed by other companies; and the price of and demand for BioTime products. Other factors that could affect BioTime’s operations and financial condition are discussed in BioTime’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission.

-Financial Tables Follow-

BioTime, Inc.

BIOTIME, INC.

CONDENSED BALANCE SHEET
(Unaudited)

March 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$277,280
Accounts receivable	4,287
Prepaid expenses and other current assets	53,246
Total current assets	334,813

EQUIPMENT, net of accumulated depreciation of $582,690	10,861
DEPOSITS AND OTHER ASSETS	20,976
TOTAL ASSETS	$366,650

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$553,358
Lines of credit	100,000
Current portion of deferred license revenues	185,738
Total current liabilities	839,096

DEFERRED LICENSE REVENUES - less current portion	1,217,477
ROYALTY OBLIGATION	671,506
OTHER LONG-TERM LIABILITIES	11,119
Total long-term liabilities	2,739,198

COMMITMENT

SHAREHOLDERS' DEFICIT:
Preferred shares, no par value, undesignated as to Series, authorized 1,000,000 shares; none issued	-
Common shares, no par value, authorized 50,000,000 shares; issued and outstanding 22,724,324	40,493,615
Contributed capital	93,972
Accumulated deficit	(42,960,135)
Total shareholders' deficit	(2,372,548)
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$366,650

BioTime, Inc.

BIOTIME, INC.

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31, 2007	March 31, 2006
REVENUE:
License fees	$46,434	$35,802
Royalties from product sales	199,264	205,940
Total revenue	245,698	241,742

OPERATING EXPENSES:
Research and development	(343,550)	(265,932)
General and administrative	(417,780)	(436,881)
Total operating expenses	(761,330)	(702,813)

INTEREST INCOME (EXPENSE) AND OTHER:	(38,230)	(17,116)

NET LOSS	$(553,862)	$(478,187)

LOSS PER COMMON SHARE - BASIC AND DILUTED	$(0.02)	$(0.02)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES AND COMMON SHARE EQUIVALENTS OUTSTANDING - BASIC AND DILUTED	22,722,707	22,439,469